UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

Franklin BSP Capital Corporation
(Exact name of registrant as specified in charter)

Delaware	814-01360	85-2950084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4920, New York, New York	10019
(Address of Principal Executive Offices)	(zip code)

Registrant’s telephone number, including area code: (212) 588-6770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01 Regulation FD Disclosure.

On April 24, 2024, Franklin BSP Capital Corporation, a Delaware corporation (the “Company”), disclosed the following preliminary estimates of certain financial information:

(Dollars in millions, except per share amounts)
At March 31, 2024:
Investment Portfolio, at fair value(1)	$3,475.0 to 3,478.0
Debt (net of deferred financing costs)(2)	1,479.2
Net asset value attributable to common stock	1,997.0 to 2,000.0
Net asset value per share attributable to common stock	14.65 to 14.67

Operating Results for the Three Months Ended March 31, 2024:
Net investment income (loss)	$49.0 to 51.0
Net investment income (loss) per share attributable to common stock	0.48 to 0.50

(1)	The Company estimated that as of March 31, 2024, its total portfolio consisted of approximately 145 companies. The Company’s debt portfolio consisted of approximately 95% variable interest rate investments and had a weighted average yield of 12.3%. The Company primarily invests at the top of the capital structure and estimated that as of March 31, 2024, its total portfolio consisted of 92.0% first lien debt investments if the underlying investments of FBLC Senior Loan Fund, LLC were held by the Company and the Company were to treat the investments in Siena Capital Finance, LLC and Post Road Equipment Finance, LLC as senior secured first lien investments, given the underlying businesses of those portfolio companies (approximately 74.9% on a non look-through basis). In addition, the Company estimated that as of March 31, 2024, the weighted average risk rating of its investments based on fair value was 2.3 and it had 1.0%, or approximately $35.6 million, of its investments at fair value on non-accrual status.

(2)	The Company estimated that as of March 31, 2024, its asset coverage calculated in accordance with the Investment Company Act of 1940, as amended, was approximately 230%.

These estimates above are based on management’s preliminary determination and have not been approved by the Company’s board of directors. The estimates presented above are based on management’s preliminary determinations only and, consequently, the data set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 may differ from these estimates, and any such differences may be material. For example, estimated net asset value per share is based on the value of the Company’s total assets, including the Company’s investments (many of which are not publicly traded or do not have market prices readily available, so their fair value is determined by the Company’s adviser, in conjunction with the Company’s administrator and independent valuation firms). The fair value of such investments has not yet been determined by the Company’s adviser or been approved by the Company’s board of directors and the actual fair value of such investments, when determined by the Company’s adviser and approved by the Company’s board of directors, may be different than the estimates reported herein. The estimates are not a comprehensive statement of the Company’s financial results at and for the three-months ended March 31, 2024 and have not been audited, reviewed, compiled, examined or subject to any procedures by Ernst & Young LLP, the Company’s independent registered public accounting firm, or any other independent accountants. Ernst & Young LLP has not audited, reviewed, compiled, examined or performed any procedures with respect to such preliminary estimates, and, accordingly, does not express an opinion or any other form of assurance with respect thereto. In addition, the information presented above does not include all of the information regarding the Company’s financial condition and results of operations as of and for the quarterly period ended March 31, 2024 that may be important to investors. As a result, investors are cautioned not to place undue reliance on the information presented above and should view this information in the context of the Company’s full first quarter results when such results are disclosed by the Company in its Quarterly Report on Form 10-Q for the period ended March 31, 2024. The information presented above is based on current management expectations that involve substantial risk and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information. The Company assumes no duty to update these preliminary estimates except as required by law.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in such filing. The furnishing of this information pursuant to Item 7.01 shall not be deemed an admission by the Company as to the materiality of such information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin BSP Capital Corporation

Date: April 24, 2024	By:	/s/ Nina K. Baryski
Nina K. Baryski
Chief Financial Officer and Treasurer

[Signature Page to 8-K – Franklin BSP Capital Corporation]

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